Exhibit 99.1

CommScope Stockholders Approve Proxy Proposals

HICKORY, NC, May 7, 2021—The stockholders of CommScope Holding Company, Inc., a global leader in network connectivity solutions, approved seven proxy proposals today at the company’s annual meeting of stockholders.

CommScope stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to eliminate the classified structure of the Company’s Board of Directors. CommScope stockholders also re-elected Mary S. Chan, Stephen C. Gray, L. William Krause and Derrick A. Roman as directors, each for a term ending at the 2022 annual meeting, and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2021 fiscal year. The stockholders also approved, on a non-binding advisory basis, the compensation of the company’s named executive officers. In addition, the stockholders approved the termination of certain executive performance options and the grant of selective performance-based retention equity awards, as well as additional shares under the company’s 2019 Long-Term Incentive Plan. Additionally, the holders of Series A Convertible Preferred Stock, voting as a separate class, re-elected Patrick R. McCarter as a director for a term ending in 2022.

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About CommScope:
CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Investor Contact:
Michael McCloskey, CommScope
+1 828-431-9874

Michael.McCloskey@commscope.com

News Media Contact:
Kalia Farrell, CommScope
+1 215-323-1059
publicrelations@commscope.com

Source: CommScope